Exhibit 99.1

Contact:	Diana G. Purcel – Chief Financial Officer
952-294-1300

Famous Dave’s Reports Third Quarter Earnings

MINNEAPOLIS, October 24, 2012 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced revenue and net income of $39.9 million and $845,000, respectively, or $0.11 per diluted share, for the third quarter ended September 30, 2012. This compares to revenue and net income of $38.9 million and $1.6 million, respectively, or $0.19 per diluted share, for the comparable period in 2011.

Earnings for the third quarter of 2012 were negatively impacted by the timing of the spend for media and direct-mail marketing initiatives, that shifted from the fourth quarter of 2011 to the third quarter of 2012, equating to a $0.09 per diluted share impact. Additionally, the company realized continued margin pressure from increased commodity costs and labor and benefit costs. The decline in third quarter earnings was partially offset by the cumulative impact from a favorable tax rate adjustment for employment tax credits for the current year, as well as two years for which we can amend the returns, equal to approximately $0.07 per diluted share. The favorable impact for the remaining two open tax years is expected to be realized during the fourth quarter of 2012.

“I came to Famous Dave’s, first as a board member, and now as CEO because I have a deep belief that this is a high growth restaurant brand waiting to happen,” said John Gilbert, Famous Dave’s newly appointed chief executive officer. “If you are a student of the American restaurant consumer, as I have been for over 30 years, you know that food excellence is being rewarded in the marketplace today, and we have 646 trophies to prove that we know how to do food. My job is to turn this excellence into brand growth. Our third quarter results were disappointing, despite a higher revenue base, and clearly we have work to do, but I believe there are opportunities to uniquely position Famous Dave’s as the clear category leader within a differentiated BBQ space. Through a combination of award-winning food, and a differentiated guest experience, we are going to grow this brand – in guest counts, unit counts, sales and profits, and we will deliver the value to our shareholders that they not only expect, but that they deserve.”

Same store sales for company-owned restaurants open for 24 months or more increased 0.2 percent, compared to a decrease of 0.1 percent for the prior year comparable period. Comparable sales included a weighted average price increase of approximately 2.2 percent, and reflect an increase in to-go sales, partially offset by declines in catering sales and dine-in guest traffic. Comparable sales for company-owned restaurants decreased 0.6% during the first nine months of 2012, compared to an increase of 0.8% for the comparable timeframe of 2011.

Franchise royalty revenue for the third quarter of 2012 totaled $4.4 million, compared to $4.2 million for the comparable period in 2011. The increase reflects the opening of nine new franchise-operated restaurants since the third quarter of 2011, partially offset by the closure of six franchise-operated restaurants during this timeframe, in addition to a 2.8% decrease in franchise comparable sales. Franchise royalty revenue for the first nine months of 2012 totaled $13.4 million, compared to $12.6 million in 2011, reflecting the nine new openings since the third quarter of 2011, partially offset by a comparable sales decline of 1.5%.

For the first nine months of 2012, the Company had revenue and net income of $118.7 million and $3.6 million, respectively, or $0.47 per diluted share. This compares to revenue and net income of $117.3 million and $5.1 million, respectively, or $0.63 per diluted share for the comparable period in 2011. In addition to the items noted above, year to date results for 2012 included total closure costs of $288,000, or approximately $0.03 per diluted share, related to closure events from earlier in 2012. Additionally, the Company had pre-opening expenses of $317,000, or approximately $0.03 per diluted share, related to a company-owned restaurant opened in the second quarter and another that will be opened in the fourth quarter. Year to date results for 2011 included non-cash impairment charges of $158,000 or $0.01 per diluted share and $282,000 of pre-opening expenses or $0.02 per diluted share.

Common Share Repurchases

The company did not buy back any shares during the third quarter of 2012. The company repurchased 46,620 shares of common stock during the fiscal 2011 third quarter at an average price of $9.55 per share, excluding commissions, for a total of approximately $446,000. For the nine months ended September 30, 2012, the company used approximately $5.9 million to repurchase 539,596 shares at an average price of $10.68, excluding commissions, under its current share repurchase program and the recently completed previous share repurchase program. During the nine months of 2011, the company used approximately $3.1 million to repurchase 306,130 shares at an average price of $10.15, excluding commissions.

Marketing and Development

Marketing and development highlights during the quarter included a limited time offer of Beer Can Chicken, charcoal-smoked and brushed with our own BBQ beer sauce. This was offered as a platter and a chicken salad sandwich. The fourth quarter will again feature a direct mail and in-store bounce-back promotion aimed at providing excellent customer value and driving incremental sales.

Famous Dave’s opened three new franchise-operated restaurants during the third quarter, including its first international full-service restaurant in Winnipeg, Manitoba Canada, and full-service restaurants in Noblesville, Indiana, and Temecula, California. There were also franchise closures in New York, New York, Mankato, Minnesota, and Springfield, Massachusetts. Famous Dave’s ended the quarter with 187 restaurants, including 53 company-owned restaurants and 134 franchise-operated restaurants, located in 34 states. Subsequent to quarter end, there was one additional franchise closure in Lahaina, Hawaii.

“I couldn’t be more excited for this opportunity at this juncture, and believe that I’m uniquely qualified to take Famous Dave’s to the next level,” Gilbert said. “Our top priorities in this environment are growth, both domestically and internationally, improving our business model and positioning the brand to be able to more effectively capitalize on its key attributes. My goal is to leverage, and ensure we get credit for, all the things that make Famous Dave’s unique, including the hand-crafted, scratch-made, slow-smoked, attention to detail that has earned those 646 awards.”

Outlook

We expect to open up to six more locations during the fourth quarter including one company-owned counter-service location in Evergreen Park, Illinois in mid-November for a total of 13 new restaurant openings for 2012. For 2013, we expect to open a total of approximately 15 new restaurants, including a new franchise-operated restaurant in Carolina, Puerto Rico as well as two company-owned restaurants.

Conference Call

The company will host a conference call tomorrow, October 25, 2012, at 10:00 a.m. Central Time to discuss its third quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 53 locations and franchises 133 additional units in 33 states and one Canadian province. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique made-from-scratch desserts.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

SEPTEMBER 30, 2012 AND OCTOBER 2, 2011

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	October 2,	September 30,	October 2,
	2012	2011	2012	2011
Revenue:
Restaurant sales, net	$34,896	$34,315	$103,938	$103,560
Franchise royalty revenue	4,352	4,234	13,355	12,644
Franchise fee revenue	295	150	540	320
Licensing and other revenue	378	228	900	783

Total revenue	39,921	38,927	118,733	117,307

Costs and expenses:
Food and beverage costs	11,007	10,292	32,419	30,577
Labor and benefits costs	11,456	10,829	33,659	32,390
Operating expenses	10,794	9,536	29,645	28,584
Depreciation and amortization	1,520	1,404	4,448	4,154
General and administrative expenses	4,370	4,012	12,524	12,534
Asset impairment and estimated lease termination and other closing costs	13	(28)	288	158
Pre-opening expenses	19	237	317	282
Net loss on disposal of property	3	3	17	10

Total costs and expenses	39,182	36,285	113,317	108,689

Income from operations	739	2,642	5,416	8,618

Other expense:
Interest expense	(282)	(261)	(793)	(821)
Interest income	2	6	5	19
Other (expense) income, net	(13)	(15)	7	(15)

Total other expense	(293)	(270)	(781)	(817)

Income before income taxes	446	2,372	4,635	7,801
Income tax benefit (expense)	399	(807)	(1,025)	(2,653)

Net income	$845	$1,565	$3,610	$5,148

Basic net income per common share	$0.12	$0.20	$0.48	$0.64

Diluted net income per common share	$0.11	$0.19	$0.47	$0.63

Weighted average common shares outstanding basic	7,327,000	7,994,000	7,494,000	8,041,000

Weighted average common shares outstanding diluted	7,478,000	8,173,000	7,659,000	8,219,000

See accompanying notes to consolidated financial statements.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	October 2,	September 30,	October 2,
	2012	2011	2012	2011
Food and beverage costs (1)	31.5%	30.0%	31.2%	29.5%
Labor and benefits costs (1)	32.8%	31.6%	32.4%	31.3%
Operating expenses (1)	30.9%	27.8%	28.5%	27.6%
Depreciation & amortization (restaurant level) (1)	3.9%	3.6%	3.8%	3.6%
Depreciation & amortization (corporate level) (2)	0.4%	0.4%	0.4%	0.4%
General and administrative expenses (2)	10.9%	10.3%	10.5%	10.7%
Asset impairment and estimated lease termination and other closing costs (1)	—	(0.1)%	0.3%	0.2%
Pre-opening expenses and net loss on disposal of equipment (1)	0.1%	0.7%	0.3%	0.3%

Total costs and expenses (2)	98.1%	93.2%	95.4%	92.7%
Income from operations (2)	1.9%	6.8%	4.6%	7.3%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,	January 1,
	2012	2012
ASSETS
Cash and cash equivalents	$2,004	$1,148
Other current assets	10,821	8,809
Property, equipment and leasehold improvements, net	59,616	60,972
Other assets	3,116	3,188

Total assets	$75,557	$74,117

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$11,037	$11,937
Line of credit	14,400	11,000
Other long-term obligations	17,281	17,086
Shareholders’ equity	32,839	34,094

Total liabilities and shareholders’ equity	$75,557	$74,117

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,	October 2,
	2012	2011
Cash flows provided by operating activities	$6,921	$8,476
Cash flows used for investing activities	(3,060)	(3,044)
Cash flows used for financing activities	(3,005)	(6,417)

Net increase (decrease) in cash and cash equivalents	$856	$(985)

SUPPLEMENTAL SALES INFORMATION

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	October 2,	September 30,	October 2,
	2012	2011	2012	2011
Restaurant sales (in thousands):
Company-Owned	$34,896	$34,315	$103,938	$103,560
Franchise-Operated	$91,126	$90,714	$278,496	$271,679

Total number of restaurants:
Company-Owned	53	53	53	53
Franchise-Operated	134	131	134	131

Total	187	184	187	184

Total weighted average weekly net sales (AWS):
Company-Owned	$50,554	$50,199	$50,231	$50,859
Franchise-Operated	$53,016	$53,772	$54,258	$54,344

AWS 2005 and Post 2005:(1)
Company-Owned	$53,200	$54,806	$52,910	$55,647
Franchise-Operated	$55,656	$56,446	$57,173	$57,364

AWS Pre-2005:(1)
Company-Owned	$48,519	$47,264	$48,266	$47,848
Franchise-Operated	$47,549	$48,562	$48,218	$48,445

Operating weeks:
Company-Owned	688	681	2,063	2,033
Franchise-Operated	1,717	1,687	5,131	4,998
Comparable net sales (24 month):
Company-Owned %	0.2%	(0.1)%	(0.6)%	0.8%
Franchise-Operated %	(2.8)%	(1.0)%	(1.5)%	(0.7)%

Total number of comparable restaurants:
Company-Owned	49	51	49	44
Franchise-Operated	112	109	109	102

(1)	Provides further delineation of AWS for restaurants opened during the pre-fiscal 2005, and restaurants opened during the post-fiscal 2005, timeframes.

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.